Exhibit 99.1

News Release

Lilis Energy Names Kevin Nanke Chief Financial Officer

DENVER, March 9, 2015 (GLOBE NEWSWIRE) -- Lilis Energy (Nasdaq:LLEX) announced today that Kevin Nanke has joined the company as its Executive Vice President and Chief Financial Officer. Mr. Nanke has served in diverse finance and accounting executive positions in the oil and gas industry for more than 25 years. Eric Ulwelling, who served as Lilis Energy's CFO since October 2014, has resumed his position as Principal Accounting Officer and Controller, a post he has held since joining the Company in 2012.

Mr. Nanke previously served as Treasurer and Chief Financial Officer of Delta Petroleum Corporation from 1999 to 2012, and as its Controller from 1995 to 1999. During his tenure, Mr. Nanke helped raise $1.4 billion in public and private financings and was instrumental in preserving a $1.3 billion tax loss carryforward when the Company successfully completed a reorganization and emerged as Par Petroleum Corporation in 2011. Concurrent to his positions, Mr. Nanke served as Treasurer and CFO of Delta's E&P subsidiary, Amber Resources, and as Treasurer, CFO and Director of Delta's E&P subsidiary, DHS Drilling Company. Prior to joining Delta, Mr. Nanke was employed by KPMG LLP, a leading global audit, tax and advisory firm. Mr. Nanke received a Bachelor of Arts degree in Accounting from the University of Northern Iowa in 1989 and is a Certified Public Accounting (inactive).

"Kevin will be a great asset. The Company is well capitalized and our restructuring is complete. Our strategy moving forward includes an aggressive strategic acquisitions initiative that will benefit from Kevin's extensive and broad E&P finance background," said Avi Mirman, Director and CEO of Lilis Energy.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin, where it holds approximately 40,100 gross, 39,000 net acres. Lilis Energy's near-term E&P focus is to pursue strategic acquisitions and grow current reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group (414) 351-9758 or visit www.lilisenergy.com.

Forward-Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.

Contact:

MDC GROUP

Investors:

David Castaneda or Arsen Mugurdumov

414.351.9758

Media:

Susan Roush

747.222.7012

Lilis Energy, Inc.